Exhibit 5.

April 29, 2005

Ball Corporation

10 Longs Peak Drive

Broomfield, Colorado 80021-2510

Gentlemen:

I refer to the Registration Statement of Ball Corporation (the “Company”) on Form S-8 proposed to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 8,000,000 shares (the “Shares”) of the Company’s common stock and the associated rights (the “Rights”) pursuant to the 2005 Stock and Cash Incentive Plan (hereinafter called the “Plan”).

I am familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

2.	The 2005 Stock and Cash Incentive Plan of Ball Corporation was adopted by Ball Corporation.

3.

When the Registration Statement on Form S-8 becomes effective and the certificates representing Shares and Rights are duly executed, countersigned, registered and delivered, the Shares issued by the Company pursuant to the Plan will be legally issued, fully paid and nonassessable and the Rights will be duly authorized and legally issued.

I hereby consent to the filing of this opinion as Exhibit 5. to the Registration Statement and the reference to me under the heading of “Interests of Named Experts and Counsel” in the Registration Statement prepared by the Company.

Very truly yours,

/s/ Robert W. McClelland

Robert W. McClelland